Exhibit 10.25 Purchase Agreement and Development and Marketing Agreement between the Company and Beacon Products LLC

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated May 16, 2008, between EvoLucia™, Inc., a wholly-owned subsidiary of Sunovia Energy Technologies, Inc. (the "Company") and Beacon Products, LLC (the "Buyer").

WITN E SSE T H:

The parties hereto are entering into this Agreement, whereby the Company will supply the Buyer with all of Buyer's requirements for the Products;

NOW, THEREFORE, the parties hereto agree as follows:

1. Agreement to Supply Purchase Orders; Etc.

1.1. The Buyer will submit purchase orders to the Company setting forth the quantities to be supplied, desired delivery dates and shipping instructions consistent with the industry norm for the time required for the manufacture or processing of the Products in the quantities ordered. Any terms, conditions or provisions of any standard order, acknowledgment, shipping or invoicing forms used by the Buyer or the Company which conflict with this Agreement shall be of no force or effect, it being the intention of the parties that sales and purchases of the Products shall be governed by this Agreement.

1.2. The Buyer will purchase from the Company sufficient amounts of Products to maintain inventories at levels adequate to properly service its customers. Appropriate inventory levels shall be determined by market projections.

2. Notice of Requirements.

2.1. The Buyer will deliver to the Company a l20-day rolling forecast with a fixed schedule for 60 days upon initiation of this agreement and, as is consistent with industry practice and to the best of Buyer's ability, its estimated requirements of Products for each period. The Buyer will use its best efforts to update such information on a regular basis to enable the Company to perform its obligations under this Agreement. The Buyer will only be responsible for the actual quantities released and delivered in the fixed schedule.

3. Term.

3.1. The term of this Agreement shall be for a period commencing on the date hereof and for a period of 30 months, unless extended by mutual agreement of the parties.

4. Price.

4.1. The price for each Product purchased by the Buyer hereunder shall be fixed for the first 6 months. The Buyer agrees that the Company may substitute Products of equal or better performance and quality as long as there is no increase to the price for all combined Products that are defined within the attached VPO. The Company has the right to evaluate revised prices every 6 months and submit to the Buyer for approval. Revised prices may reflect material cost increases and/or decreases, as-well-as product specification changes.

5. Force Majeure.

5.1. Neither party hereto shall be responsible for any failure to comply with the terms hereof for the time and to the extent that such failure is due to a cause or causes beyond its reasonable control, or could not have been avoided by reasonable diligence (a "force majeure"). These causes shall include, without limitation, fire, flood, explosions, strike, labor disputes, labor shortages, picketing, lockout, transportation embargo or failure of transportation, inability to secure power fuel, or other material required for the production of Products, inability to utilize the full capacity of any facility due to governmental actions, machinery malfunctions, inability to obtain necessary permits, licenses or regulatory approvals, war, riot, civil disturbance or insurrection, or epidemics, quarantine restrictions, any action or inaction of any government or agency thereof, or any judicial action.

Upon the occurrence of a force majeure, the party so affected will notify the other party specifying in reasonable detail the nature and expected duration of the force majeure, and such party will have the right to suspend or reduce deliveries or acceptance during the period of the force majeure. If a force majeure affects the Company's ability to deliver Products, then the Company agrees to allocate its available production of that particular Product or Products among its various requirements therefore (e.g., manufacturing and sales) in a manner that is fair and reasonable, in which case Buyer may purchase Products from other sources of supply until termination of the force majeure. The provisions of Sections 2-615 and 2-616 of the Uniform Commercial Code are incorporated herein. The Company will make reasonable efforts to procure Products from an alternative producer or supplier in the event of a force majeure affecting its ability to sell Products to the Buyer pursuant to the terms of this Agreement.

6. Warranty; Indemnification.

6.1. The Company will warrant all products for 60 months for any manufacturers' defects. This warrantee will be valid only if the buyer purchases a driver from the Company or purchases a driver from Thomas Research that is approved by the Company. The Company's sole obligation under this warranty is limited to repairing any defective Products or, if any such Products cannot be repaired, to replacing such defective Products, without charge

(F.O.R point of destination), for new Products. If repairs are made to such defective Products or new Products are replaced therefore, the Company's obligation with respect to additional shipping costs will be limited to the delivery of such repaired or new Products to the respective job site. The Company further warrants that the Products do not infringe any patent, trademark, copyright or other property right owned by a third party. This warranty does not extend to any Product which has been misused or which has been improperly assembled or improperly stored by the Buyer. EXCEPT AS PROVIDED ABOVE, THIS WARRANTY IS IN LIEU OF AND EXCLUDES ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. The Company shall not be liable for incidental, special, exemplary, liquidated or consequential damages or for loss of profit.

6.2. The Company hereby undertakes and agrees to indemnify, defend and keep and save the Buyer harmless from and against any and all liability, claims, damages, costs and expenses (including reasonable attorneys' fees) of whatever character, including without limitation, any liability, claims, damages, costs and expenses related to patent, trademark or proprietary rights, or that may be claimed or asserted against the Buyer by any person, firm, corporation or entity whatsoever or whomsoever on account of any actual or alleged injury to person or property arising out of the performance by, or the rights and obligations of the Company under this Agreement, unless such damage is proven substantially due to proven negligence of the Buyer, in which case the amount of such indemnification shall be reduced proportionately to the degree of damage caused by such proven negligence of the Buyer.

7. Payment.

7.1. The Buyer agrees to pay in full invoices for Products shipped to or on behalf of the Buyer pursuant to this Agreement within 45 days after receipt of the invoice covering each shipment of the Products.

8. Termination; Remedies.

8.1. This Agreement may be terminated in the event that either party materially breaches the terms of this Agreement. In such event, the non-defaulting party must give to the defaulting party not less than 30 days written notice of its intention to terminate this Agreement, which notice shall specify the effective date of such termination. On such effective date, this Agreement shall terminate unless the defaulting party shall have theretofore remedied or cured all of its breaches under this Agreement.

8.2. Either party may terminate this Agreement immediately by notice to the other if such party becomes insolvent or voluntary or involuntary proceedings are instituted against such party under any federal or state insolvency or bankruptcy laws, such party makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for such party, such party's business is placed under attachment, garnishment or other process involving a significant portion of the business of such party, or such party fails generally to pay its debts as they become due.

8.3. If this Agreement is terminated as permitted by this Section 8; the obligation of the Buyer to pay to the Company the full amount of the purchase price for the Products which the Buyer has ordered and received, prior to the termination of the Agreement, shall continue and survive the termination of this Agreement. Further, the termination of this Agreement shall not relieve the parties of their obligations of confidentiality pursuant to Section 9 of this Agreement.

9. Confidential Information.

9.1. Each party agrees to treat as confidential information all specifications, formulae, quality control standards, process conditions and other types of proprietary information or data provided by the other party after the date hereof in connection with the Products or developed there from. This obligation of confidentiality shall not apply to any such information or data which is generally available to the public, which is revealed to the receiving party by a third party not under an obligation of secrecy to the disclosing party in respect to such information or data, or which the receiving party can show, by its written records, it possessed prior to receipt from the disclosing party. All such confidential information is considered to be the disclosing party's proprietary information, and as such, is to be used by the receiving party solely and exclusively in connection with the performance of this Agreement. Such confidential information is not to be disclosed to any person or persons other than employees of the receiving party who have need for access thereto in connection with this Agreement or the transactions herein contemplated, and are to be returned to the disclosing party upon request or when the receiving party's need therefore in connection with this Agreement terminates. Each party's obligations under this Agreement to maintain the confidentiality of and not to disclose or utilize the other party's confidential information shall continue for a period of ten years after the date of termination of this Agreement.

10. General.

10.1. Shipment of Products. Delivery terms for the Products to be manufactured by the Company hereunder shall be F.O.B. Sarasota, Fla. with all risk of loss or damage during transit to be for the Buyer's account.

10.2. Modification: Waiver. This Agreement may be modified or waived only by a written instrument executed by the parties hereto.

10.3. Entire Agreement. This Agreement supersedes all other prior agreements, understandings, representations and warranties, oral or written, between the parties hereto in respect of the subject matter hereof (including without limitation any prior written or oral agreements for the sale of the Products by the Company to Buyer and its affiliates or subsidiaries) and embodies, together with the Attachments hereto, the entire agreement between the parties hereto with respect to the subject matter hereof.

10.4. Expenses. Each party will pay its own expenses incident to the preparation and performance of this Agreement.

10.5. Further Actions. Each party will execute and deliver such certificates, agreements and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

10.6. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered mail, first-class postage paid, return receipt requested, by facsimile transmission or any other delivery service with proof of delivery;

If to EvoLucia™:

Sunovia Energy Technologies, Inc. 6408 Parkland Drive Sarasota, FL 34243 Attention: Donna Webb

VP of Operations

If to the Buyer:

Beacon Products, LLC 2041 58th Avenue Circle East Bradenton, Florida 34203

or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

10.7. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either party hereto without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement to a wholly-owned subsidiary of the Buyer on the condition that the Buyer remain primarily liable for all payments due to the Company under this Agreement.

10.8. Counterparts. This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one instrument.

10.9. Governing Law. This Agreement shall be construed, performed and enforced in accordance with the substantive laws of the State of Florida, without regard to its conflict of law rules.

10.10. Arbitration. In the event there is any dispute between Buyer and the Company as to their rights and obligations under the Agreement, including, without limitation, construction, interpretation or enforcement of this

Agreement, all such disputes shall be submitted to binding arbitration conducted by the American Arbitration Association under its rules, regulations and procedures. Any arbitration hearing shall be held in Sarasota, Fla. Judgment under the award entered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

10.11 Attachments

Attachment I -Volume Purchase Order 080516-1.02

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EvoLucia, Inc.

.

By___________________

Title:

Beacon Products, LLC

BY_______________

Title:

Development and Marketing Agreement

This Development and Marketing Agreement (this "Agreement") by and between Beacon Products, LLC and its subsidiaries, successors and assigns ("Beacon"), with a corporate headquarters business address located at 2041 58th Avenue Circle East, Bradenton, Florida 34203 and Sunovia Energy Technologies, Inc. and its subsidiaries, successors and assigns ("Sunovia"), with a corporate headquarters business address located at 6408 Parkland Drive, Suite 104, Sarasota, Florida 34243, is dated this __ day of August, 2008 ("the Effective Date"). Beacon and Sunovia are sometimes collectively referred to as the "parties."

RECITALS

Beacon is in the business, among other things, of developing, manufacturing, distributing and selling lighting fixtures.

Sunovia is in the business, among other things, of developing, manufacturing, distributing and selling LED lighting solutions.

The parties have an existing business relationship that the parties desire to continue and enhance in accordance with the terms of this Agreement.

The parties desire to work together to develop products that will include LED light solutions including critical components of energy efficient LED lighting fixtures and LED lighting system retrofit kits including without limitation those listed in Exhibit A (the "Products") for sale to customers in the indoor and outdoor light emitting diode ("LED") solid-state lighting markets. Such products developed in accordance with this Agreement will be for use exclusively in Beacon fixtures.

In consideration of the foregoing, the mutual covenants, agreements, promises, representations and warranties contained in this Agreement, and other valid consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Companies hereby covenant and agree as follows.

Section 1. Term of Agreement.

The term of this Agreement shall commence on the Effective Date and shall continue for a period of five years (5) years unless earlier terminated pursuant to this Agreement (the "Term"). Thereafter, the Term shall automatically renew for one (I) year periods, unless notice of termination is given not less than 30 days prior to the end of the Term. Either party may terminate this Agreement upon a material breach hereof by the other that either is not reasonably curable within 30 days or if it is reasonably curable, is not cured within 30 days of notice of such breach. Additionally, either party or its successor or assigns may terminate this Agreement within six months after a Change in Control of the other party or any entity controlling the other party, including Varon Lighting Group, LLC with respect to Beacon. A "Change in Control" shall occur or deemed to occur if any party is or becomes the beneficial owner, directly or indirectly, of securities of the subject party representing 40% or more of the combined voting power of the Company's outstanding securities.

Section 2. Scope of Work.

Sunovia shall render and make available research, engineering, development, design, test services, sales and marketing support specific to Sunovia's expertise for the creation of the Products and will provide technical support to Beacon with respect to the Products on an as needed basis (the "Sunovia Services").

Beacon shall render and make available lighting industry market knowledge, design specifications, performance specifications, test requirements, marketing support and product sales specific to Beacon's expertise for the creation and sale of the Products (the "Beacon Services").

The Sunovia Services and the Beacon Services are part of the parties mutual undertaking under this Agreement and the consideration for these services are the other agreement contained herein and there shall be no separate consideration for these services.

Section 3. Sale of Beacon Fixtures.

Sunovia is hereby appointed as a distributor of Beacon fixtures and will have the rights to market and sell Beacon fixtures in accordance with this Agreement. Prior to any sale of Beacon fixtures, Sunovia will register the potential sale with Beacon. In the event that Beacon determines that the sale may conflict with relationships with any other distributor or representative, Beacon will work with Sunovia and the other distributor or representative and if matters cannot be addressed adequately in Beacon's determination, Beacon may decline to supply fixtures to Sunovia in connection with the potential sale. Additionally, if matters cannot be addressed adequately in Sunovia's determination with regard to a potential customer, then Beacon will decline to supply fixtures to such end customer directly or through any other distributor or representative without written consent from Sunovia. Sunovia shall not be denied a potential sale for any customer where Sunovia has received a valid purchase order. All sales will be made by Beacon to Sunovia at the price agreed to by the parties and under the terms and conditions contained in Exhibit B. Sunovia will in turn sell to the end user with Sunovia bearing the risk of loss and collection. Sunovia shall not make any representations or warranties regarding Beacon fixtures.

Section 4. The Products.

The Products will be developed for use in Beacon fixtures. Sunovia will use its best efforts to develop and produce the Products for Beacon and will deliver the same in the quantity and at the times specified in purchase orders issued by Beacon. The pricing of the Products will be in accordance with the terms and conditions that are set forth in the Volume Purchase Agreements.

Beacon will provide purchase orders to Sunovia in accordance with the terms and conditions that are set forth in the Volume Purchase Agreements.

Section 5. Confidentiality.

Each of the parties hereto covenants and agrees that it shall keep the other's Confidential Information learned in the course of the parties' relationship, or otherwise obtained, secret and confidential and that it will not at any time, without the prior written consent of the other, use or disclose the other's Confidential Information for any purpose other than in furtherance of this Agreement and with the permission of the Party to whom the information belongs. "Confidential Information" means The term "Confidential Information" shall mean any data, trade secret, design, technique, process, discovery, invention, research, know-how financial information, client and prospect information, market information, software, source code and related documentation and other information of a party that is treated as confidential by the party to whom it belongs. Without limitation of the above, all pricing information is considered as confidential. The term "Confidential Information" shall not include: (a) information that is already in or enters into the public domain other than as a consequence of the breach of the terms of this Agreement;

(b) information which is already properly and lawfully in the possession of the receiving party and which is not subject to any obligations of secrecy on the receiving party's part; (c) information which becomes available to a party on a non-confidential basis from a source other than the other party hereto; provided, however, that such information was properly and lawfully in the possession of such source and not, so far as the receiving party is aware (after making due and careful inquiry), subject to any obligation of secrecy on the part of such source; and (d) information which the receiving party generated independent of any information made available pursuant to this Agreement and the parties' relationship.

Each of the parties hereto covenants and agrees to take all reasonable steps to ensure that access to Confidential Information of the other party is appropriately restricted and that all reasonable precautions are taken to assure that Confidential Information is not misappropriated or disclosed in whole or in part without authorization in writing from the party to whom such information belongs. The parties understand, acknowledge and agree that each is fully responsible for the actions and conduct of its respective employees with regard to the Confidential Information of the other, and any violation of the provisions of this Agreement by an employee of a party hereto shall be considered a breach of this Agreement by such party. Each Party acknowledges that any breach of the provisions of this Section 5 may cause irreparable harm and significant injury to the non-breaching party to an extent that may be extremely difficult to ascertain. Accordingly, each Party agrees that the Company will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of this Section 5.

All Confidential Information disclosed hereunder shall be returned to the party disclosing the same or shall be destroyed, as the disclosing party may request.

Section 6. Intellectual Property.

Sunovia agrees that Beacon shall have the right to protect the Beacon Services with patents and other intellectual property protections as Beacon deems necessary

Beacon agrees that Sunovia shall have the right to protect the Sunovia Services with patents and other intellectual property protections as Sunovia deems necessary.

Section 7. Exclusivity.

Beacon agrees to purchase the Products from Sunovia on an exclusive basis, subject to the remaining provisions of this Section. In the event that Beacon receives a written offer (it being agreed that Beacon has the right to solicit such orders) that indicates a lower price for an item competitive with a Product of like quality and workmanship, then Beacon shall provide Sunovia the first right of refusal to match the written offer prior to purchasing such Product from the alternate supplier. Beacon shall provide Sunovia with the alternate supplier's written offer along with adequate specifications of the product for which the offer was received. Sunovia shall have ten (10) days to match the offer and if Sunovia does no do so, Beacon can purchase from the alternate source.

Sunovia agrees to purchase fixtures from Beacon exclusively, subject to the remaining provisions of this Section. In the event that Sunovia receives a written offer (it being agreed that Sunovia has the right to solicit such orders) that indicates a lower price for an item competitive with a Beacon fixture of like quality and workmanship, then Sunovia shall provide Beacon the first right of refusal to match the written offer prior to purchasing such fixture from the alternate supplier. Sunovia shall provide Beacon with the alternate supplier's written offer along with adequate specifications of the product for which the offer was received. Beacon shall have ten (10) days to match the offer and if Beacon does no do so, Sunovia can purchase from the alternate source.

Sunovia agrees to sell Beacon the Products exclusively, providing that Beacon meets the terms and conditions that are set forth in the Volume Purchase Agreements.

Section 8. Branding.

Products will be sold under the brand name of the manufacturer of the specific product or service to be provided. Either party may use the name of the other party as it relates to the sales, marketing and advertising of the Products and services. Any use of either party's corporate name or brand must be preapproved, in writing, by the entity whose name or brand is being used.

Section 9. Representative Compensation.

Beacon agrees to provide compensation for all of the Beacon sales representatives and Sunovia agrees to provide compensation for all of the Sunovia sales representatives.

Section 10. Engineer Drawings and other technical Information / Support.

Subject to the confidentiality provisions of this Agreement, the parties will supply each other all necessary prints, drawings, parts list, etc. for any and all light fixture components developed under this Agreement. Such documentation will be strictly held in confidence by the Companies.

Section 11. V.L.

Each party shall be responsible for the UL listings of their respective products.

Section 12. Marketing Materials / Catalogs.

Sunovia will provide Beacon with the designs for catalog brochures at no charge. Beacon shall print the materials at its cost. Beacon shall provide Sunovia with designs and mechanicals for catalog brochures at no charge. Sunovia shall print the materials at its cost.

Section 13. Sales and Marketing Efforts.

The parties are solely responsible to train their own networks of sales representatives and to supply their sales representatives with the necessary marketing materials at their own cost. The parties agree to provide a limited quantity of product samples at no charge. Any product samples requested by either party, over and above the initial quantity provided, must be purchased by the requesting party. Neither party has an obligation to provide more than an initial $2,000 worth of product samples.

Section 14. Product Warranty.

The Companies shall provide a limited product warranty which shall be identified m the Volume Purchase Agreement.

Section 15. Annual Planning Meetings.

The parties agree to meet no less than annually to plan the activities and targets of the following year, including new product, component and service issues.

Section 16. Governing Laws.

The laws of the State of Florida, USA, will govern this agreement. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts situated closest to Sarasota, Florida. The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of either party agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

Section 17. Press Release.

All press releases relating to this Agreement or the relationship of the parties shall be subject to the reasonable pre-approval of the other party; provided, however, in the event that Sunovia is required to make any filings with the Securities and Exchange Commission disclosing this Agreement, then the Sunovia will be entitled to make such filing without pre-approval.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date stated below.

Signed: _______________________ Date::___________________ 2008

Exhibit A -List of the Sunovia-Beacon Products

Exhibit B -Product Pricing -Sunovia-Beacon Signed Volume Purchase Agreements to be attached.

-Beacon LED Lighting Product Pricing Schedule to be attached.